Exhibit 99.1

830 Winter Street, Waltham, MA 02451-1477	TEL: (781) 895-0600 FAX: (781) 895-0611

Contact:

Carol Hausner

Executive Director, Investor Relations

and Corporate Communications

ImmunoGen, Inc.

(781) 895-0600

info@immunogen.com

For Immediate Release

ImmunoGen, Inc. Reports Second Quarter Fiscal Year 2009 Financial Results

•      Guidance for Fiscal Year-End Cash Increased

•      Eight Compounds Employing ImmunoGen Technology in Clinic

•  Organization Strengthened with Key Hires

WALTHAM, MA, January 29, 2009 – ImmunoGen, Inc. (Nasdaq: IMGN), a biopharmaceutical company that develops targeted anticancer therapeutics using its Tumor-Activated Prodrug (TAP) technology, today announced financial results for the three-month period ended December 31, 2008 – the second quarter of the Company’s 2009 fiscal year.

“We’re off to a strong start for 2009 – we expect to end our fiscal year on June 30 with a higher level of liquidity than previously projected, we and our partners are advancing potentially significant new therapeutics, and we’ve strengthened our management team,” commented Daniel Junius, President and CEO. “Our business model includes not only developing important new anticancer drugs but also using partnerships to help fund our product programs, thus reducing our dependence on the capital markets. The importance of our business model was demonstrated in the second half of 2008 when we took in $13 million in upfront and milestone payments. Thus, unlike many biotech companies, our cash position can be augmented without financings. Two new licenses to our technology were taken in late 2008, and we expect several additional partner-related announcements in 2009.”

Mr. Junius continued, “At the same time, we’ve maintained or increased support for our key product programs in a focused manner. For example, we’ve been expanding the number of clinical sites in our IMGN901 multiple myeloma study. Our collaborators also are making meaningful progress, and we look forward to Genentech’s initiation of Phase III testing with trastuzumab-DM1 during the first half of 2009. Additionally, we’ve added two exceptional people to our management team – Greg Perry to replace me in the CFO position and Jim O’Leary as CMO to lead our clinical programs.”

-more-

Recent Highlights

•                 On January 1, 2009, Daniel Junius became President and Chief Executive Officer of ImmunoGen in accordance with the Company’s succession plan; Mitchel Sayare continues to serve ImmunoGen as Chairman of the Board. Gregory Perry joined the Company earlier this month as Senior Vice President and Chief Financial Officer, and James O’Leary, M.D., joined in October 2008 as Vice President and Chief Medical Officer.

•                 The Company reported encouraging findings with its IMGN901 compound at the American Society of Hematology (ASH) meeting in December 2008 and submitted an abstract to the American Society of Clinical Oncology (ASCO) meeting in June 2009 with initial Phase II data on its IMGN242 compound.

•                 Additional trastuzumab-DM1 (T-DM1) clinical findings were presented at the San Antonio Breast Cancer (SABC) Symposium in December. Genentech has stated that it expects to start Phase III testing with T-DM1 in patients with HER2-positive metastatic breast cancer in the second-line setting in the first half of 2009.

•                 In December 2008, Genentech took a fifth license to use ImmunoGen’s TAP technology with antibodies to an undisclosed target.

•                 Sanofi-aventis initiated additional trials with AVE1642 and SAR3419, compounds initially developed by ImmunoGen and licensed to sanofi-aventis as part of a broader collaboration between the companies.

•                 ImmunoGen expects clinical data to be reported in 2009 with most, if not all, of the eight compounds in clinical testing through its own programs and those of its collaborators and also anticipates additional partner-related announcements.

Financial Results

For the three-month period ended December 31, 2008, ImmunoGen reported a net loss of $7.1 million, or $0.14 per basic and diluted share, compared to a net loss of $6.2 million, or $0.15 per basic and diluted share, for the same period last year.

Revenues for the three-month period ended December 31, 2008 were $9.3 million, compared to $9.8 million for the same quarter last year. Second quarter fiscal 2009 revenues include $2.3 million of research and development support fees, compared to $3.7 million for the same period last year. Research and development support fees primarily represent funding earned pursuant to ImmunoGen’s discovery, development, and commercialization collaboration with sanofi-aventis and, to a lesser extent, funding earned under development and license agreements with other collaborative partners.

Second quarter fiscal 2009 revenues also include $4.8 million of license and milestone fees compared to $2.7 million for the same quarter last year. Included in license and milestone fees for the second quarter of fiscal 2009 is a $4.0 million milestone payment earned with sanofi-aventis’ initiation of Phase II clinical testing with AVE1642. License and milestone fees for the second quarter of fiscal 2008 included a $1.0 million milestone payment earned with sanofi-aventis’ initiation of Phase I clinical testing with SAR3419 and a $0.5 million milestone payment earned with SAR650984 passing an internal sanofi-aventis benchmark.

Second quarter fiscal 2009 revenues also include $2.3 million of clinical material reimbursement, compared to $3.4 million for the same quarter last year. ImmunoGen manufactures clinical materials on behalf of its collaborators and, as needed, also supplies them with its DM1/DM4 cytotoxic agents, and ImmunoGen earns clinical material reimbursement revenue with the supply of these materials. The lower clinical material reimbursement revenue for the second quarter of fiscal 2009 compared with the same period in fiscal 2008 is primarily due to fewer batches being released during the current period and to reductions in partner need for ImmunoGen-supplied components due to the establishment of alternative sources for these materials.

Operating expenses for the three-month period ended December 31, 2008 were $16.4 million, compared to $16.7 million in the same period last year. The operating expenses in the second quarter of fiscal 2009 include research and development expenses of $12.9 million, compared to $13.2 million for the same quarter last year. The decrease in research and development expenses for the quarter ended December 31, 2008 versus the prior-year period is primarily due to decreased antibody development and supply costs and lower cost of clinical materials reimbursed, partially offset by higher salaries and related expenses, higher clinical trial costs and lower overhead utilization. Second quarter fiscal 2009 and 2008 operating expenses both include general and administrative expenses of $3.5 million.

Other (expense)/income, net, consisting primarily of interest income and losses realized on investments due to impairment, was $(0.1) million in the second quarter of fiscal 2009, compared to $0.7 million for the same period last year. Included in other (expense)/income, net, for the second quarter of fiscal 2009 is $0.1 million of interest income and $(0.3) million of impairment charges on investments. Other (expense)/ income, net, for the second quarter of fiscal 2008 included $0.7 million of interest income.

ImmunoGen had approximately $45.9 million in cash and marketable securities as of December 31, 2008, compared with $47.9 million as of June 30, 2008 and had no debt outstanding in either period. During the first six months of fiscal 2009, cash used in operations was $0.4 million, compared to $6.9 million during the same period in fiscal 2008. Capital expenditures were $1.0 million for the first six months of fiscal 2009, compared to $5.3 million for the same period in fiscal 2008.

ImmunoGen expects its net loss for its 2009 fiscal year ending June 30, 2009 to be between $34-37 million, compared to previous guidance of $37-40 million. The Company further expects its cash used in operations to be between $16-19 million, also less than previous guidance of $20-23 million. Capital expenditures are anticipated to be between $1-3 million, unchanged from previous guidance. Cash and marketable securities at June 30, 2009 are anticipated to be between $26-29 million. The Company previously had projected having more than $23 million in cash and marketable securities at June 30, 2009.

“We now expect to end our 2009 fiscal year with between $26-29 million in cash and marketable securities, reflecting a reduction in our projected cash used in operations to $16-19 million,” commented Gregory Perry, Senior Vice President and Chief Financial Officer. “This change is due to improvements in the projected net loss for this fiscal year coupled with changes in the timing of certain compensation-related expenditures. Importantly, it is being achieved without impacting our product programs. We continue to aggressively manage expenses while focusing on building value in our programs, supporting our collaborators, and expanding our partnerships.”

UPDATE ON CLINICAL-STAGE COMPOUNDS

Trastuzumab-DM1: Broad Clinical Program Being Implemented

T-DM1 comprises ImmunoGen’s DM1 cell-killing agent linked to Genentech’s anti-HER2 antibody, trastuzumab. Genentech is developing T-DM1 for the treatment of HER2-positive metastatic breast cancer (MBC).

Interim findings were reported in December 2008 from the Phase II trial assessing T-DM1 in patients with HER2-positive MBC that had progressed on trastuzumab (Herceptin®) plus chemotherapy and, in many cases, also on lapatinib (Tykerb®) plus chemotherapy. Among the findings presented were an overall objective response rate (ORR) of 39.3% among the evaluable patients treated with T-DM1 and a comparable overall ORR (38.3%) in the subgroup of patients who had been treated with lapatinib plus chemotherapy after being treated with trastuzumab plus chemotherapy. T-DM1 was generally well tolerated, with two patients discontinuing treatment due to side effects possibly related to the compound. The most common side effects reported were fatigue and nausea. The final study results are expected to be reported in 2009.

In mid-2008, Genentech initiated a Phase II trial evaluating T-DM1 as a third-line treatment for HER2-positive MBC. Genentech has stated that it plans to discuss an earlier approval pathway with the FDA if merited by the study results. Genentech also initiated a Phase II trial evaluating T-DM1 compared to trastuzumab plus docetaxel (Taxotere®) as a first-line treatment for HER2-positive MBC. In addition to US centers, this study is to include sites outside the US through Genentech’s collaboration with Roche, which has ex-US rights for T-DM1.

•                 Genentech has stated that it expects to initiate a Phase III trial in the first half of 2009 evaluating T-DM1 as a second-line treatment for HER2-positive MBC. ImmunoGen is entitled to receive a milestone payment with the start of patient dosing in a T-DM1 Phase III trial.

•                 Genentech has stated that it also expects to initiate a Phase Ib trial in the first half of 2009 evaluating T-DM1 used in combination with pertuzumab.

IMGN242: Phase II Ongoing

This ImmunoGen anticancer compound is in Phase II testing for the treatment of CanAg-expressing gastric cancer that failed first-line treatment. Achievement of a durable, objective response (RECIST criteria) in at least one of the first 23 patients enrolled in the study is needed to trigger its expansion to 40 patients.

•                 The Company intends to report initial data from this trial at the 2009 ASCO annual meeting.

•                 The Company expects to report in 2009 whether this study has met the expansion criteria or has ended, with a goal of reaching this decision by mid-2009.

AVE1642: Additional Multi-Arm Trial Initiated

This IGF-1R-binding naked (non-TAP) antibody was developed by ImmunoGen and licensed to sanofi-aventis as part of a broader collaboration between the companies. Three multi-arm clinical trials are now underway with AVE1642: (1) a Phase I trial evaluating it for the treatment of solid tumors used in combination with four alternative chemotherapeutic regimens; (2) a Phase I/II trial – started in November 2008 – evaluating it for the treatment of liver carcinoma used in combination with alternative chemotherapeutic regimens; and (3) a randomized Phase II trial evaluating it for the treatment of hormone-dependent breast cancer.

•                 Additional AVE1642 clinical data are expected to be reported in 2009.

IMGN901:  Encouraging Phase I Findings Reported

This ImmunoGen TAP compound is in Phase I testing for the treatment of multiple myeloma (Study 003) and solid tumors (Study 002) that express the CD56 antigen targeted by IMGN901. In both Studies 002 and 003, the patients previously received the approved agents for their disease and IMGN901 is used as a single agent.

Updated findings from Study 003 were reported at the ASH meeting in December 2008. Among the 15 patients who received at least two cycles of IMGN901, 3 had a durable objective response – including 2 patients who remained on treatment for 45 weeks or longer – and 8 additional patients had stable disease.

•                 ImmunoGen intends to initiate a Phase I/II multiple myeloma trial evaluating IMGN901 used in combination with lenalidomide (Revlimid®) plus low dose dexamethasone by mid-2009. This trial will begin after the maximum tolerated dose (MTD) of IMGN901, given as a single agent, is established in Study 003. Additional patients also will be dosed in Study 003 at this MTD.

•                 The Company intends to report additional findings from Studies 002 and 003 in the second half of 2009.

SAR3419: Expanding Clinical Program

This CD19-targeting TAP compound was initially developed by ImmunoGen and was also licensed to sanofi-aventis. It advanced into clinical testing in the US in October 2007, and in October 2008 sanofi-aventis initiated a trial with the compound in France.

•                 ImmunoGen expects the first SAR3419 clinical findings to be reported in late 2009.

IMGN388, BIIB015 and BT-062:  Most Recent Entries into Clinic

These TAP compounds advanced into clinical testing in mid-2008. IMGN388 is in development by ImmunoGen, while BIIB015 and BT-062 are in development by Biogen Idec and Biotest, respectively.

•                 ImmunoGen expects clinical findings to be reported in the second half of 2009 with one or more of these compounds.

About ImmunoGen, Inc.

ImmunoGen, Inc. develops targeted anticancer therapeutics using its expertise in cancer biology, monoclonal antibodies and the creation and attachment of potent cell-killing agents. The Company’s TAP technology uses antibodies to deliver one of ImmunoGen’s proprietary cell-killing agents specifically to cancer targets. In addition to the Company’s proprietary clinical pipeline, ImmunoGen collaborators Genentech, sanofi-aventis, Biogen Idec, and Biotest also are testing TAP compounds in the clinic, and the naked antibody AVE1642 is in clinical trials through the Company’s collaboration with sanofi-aventis. Other ImmunoGen collaborative partners include Bayer HealthCare and Amgen.

This press release includes forward-looking statements based on management’s current expectations. These statements include, but are not limited to, ImmunoGen’s expectations related to: its net loss, cash used in operations and capital expenditures in its 2009 fiscal year; its cash and marketable securities as of June 30, 2009; the Company’s and its collaboration partners’ clinical trial activity and presentation of clinical data; and the Company’s partnering activities. For these statements, ImmunoGen claims the protection of the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Various factors could cause ImmunoGen’s actual results to differ materially from those discussed or implied in the forward-looking statements, and you are cautioned not to place undue reliance on these forward-looking statements, which are current only as of the date of this release. Factors that could cause future results to differ materially from such expectations include, but are not limited to: the outcome of ImmunoGen’s research and clinical development processes; the outcome of ImmunoGen’s collaboration partners’ research and clinical development processes as well as the research processes of potential collaboration partners; the difficulties inherent in the development of novel pharmaceuticals, including uncertainties as to the timing, expense and results of preclinical studies and clinical trials; ImmunoGen’s ability to financially support its product programs; ImmunoGen’s dependence on collaborative partners; industry merger and acquisition activity; and other factors more fully described in ImmunoGen’s Annual Report on Form 10-K for the fiscal year ended June 30, 2008 and other reports filed with the Securities and Exchange Commission.

Herceptin® is a registered trademark of Genentech, Inc.

Tykerb® is a registered trademark of GlaxoSmithKline plc.

Taxotere® is a registered trademark of sanofi-aventis.

Revlimid® is a registered trademark of Celgene Corporation.

-Financials Follow-

IMMUNOGEN, INC.

SELECTED FINANCIAL INFORMATION

(in thousands, except per share amounts)

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	December 31,	June 30,
	2008	2008
ASSETS

Cash, cash equivalents and marketable securities	$45,911	$47,871
Other assets	32,614	35,467

Total assets	$78,525	$83,338

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities	$12,949	$10,386
Long-term portion of deferred revenue and other long-term liabilities	24,402	17,653
Shareholders’ equity	41,174	55,299

Total liabilities and shareholders’ equity	$78,525	$83,338

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2008	2007	2008	2007

Revenues:
Research and development support	$2,283	$3,672	$5,490	$8,145
License and milestone fees	4,766	2,680	6,989	6,868
Clinical materials reimbursement	2,285	3,399	2,981	6,163

Total revenues	9,334	9,751	15,460	21,176

Expenses:
Research and development	12,888	13,158	24,748	23,992
General and administrative	3,521	3,527	7,199	5,951

Total operating expenses	16,409	16,685	31,947	29,943

Loss from operations	(7,075)	(6,934)	(16,487)	(8,767)

Other (expense)/income, net	(129)	727	(113)	1,540

Loss before taxes	(7,204)	(6,207)	(16,600)	(7,227)

(Benefit)/provision for income taxes	(101)	5	(100)	17

Net loss	$(7,103)	$(6,212)	$(16,500)	$(7,244)

Net loss per common share, basic and diluted	$(0.14)	$(0.15)	$(0.32)	$(0.17)

Average common shares outstanding, basic and diluted	50,822	42,700	50,802	42,558